TRUST FOR PROFESSIONAL MANAGERS

ADMINISTRATIVE SERVICES AGREEMENT

with

MASON STREET ADVISORS, LLC

THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made as of the 31st day of October, 2023, by and between Trust for Professional Managers, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (each, a “Fund”, and collectively, the “Funds”), and Mason Street Advisors, LLC (hereinafter called “MSA”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, each Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, MSA is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has been engaged to act as the investment adviser to the Funds as an independent contractor; and

WHEREAS, the Trust desires to retain MSA to provide the administrative services set forth on Schedule B attached hereto (the “Services”) to each Fund pursuant to the terms and provisions of this Agreement, and MSA desires to furnish such Services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. APPOINTMENT OF MSA. The Trust hereby appoints MSA, and MSA hereby accepts such appointment, to render the Services with respect to each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees”).

2. REPRESENTATIONS OF MSA AND THE TRUST.

(a)MSA represents and warrants to the Trust that:

(i) It is a limited liability company organized and existing under the laws of the State of Delaware, it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii) It shall exercise reasonable care in the performance of the Services.

(iv) The Services are distinct from services provided by MSA under the Investment Advisory Agreement between MSA and the Trust, with respect to the Funds, and from services provided by U.S. Bancorp Fund Services, LLC (“Fund Services”) (d/b/a U.S. Bank Global Fund Services), the

Funds’ administrator, under the Fund Servicing Agreement between the Trust, on behalf of the Funds, and Fund Services.

(b) The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees in accordance with applicable law.

3. INDEPENDENT CONTRACTOR. MSA shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or the Funds. It is expressly understood and agreed that the Services to be rendered by MSA to the Funds under the provisions of this Agreement are not to be deemed exclusive, and MSA shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4. MSA PERSONNEL. MSA shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of MSA shall be deemed to include persons employed or retained by MSA to furnish such assistance, information, advice and assistance as MSA or the Board of Trustees may desire and reasonably request and any compliance staff and personnel required by MSA.

5. EXPENSES. MSA shall be responsible for providing the personnel, office space and equipment reasonably necessary for its provision of the Services.

6. ADMINISTRATIVE SERVICES FEE.

(a) Each Fund shall pay to MSA, and MSA agrees to accept, as full compensation for its performance of the Services, an annual administrative services fee at the rate set forth in Schedule A to this Agreement.

(b) The administrative services fee shall be accrued daily by each Fund and paid to MSA on the first business day of the succeeding month or as soon as practicable thereafter and not later than the fifteenth day of such month.

(c) The initial fee under this Agreement shall be payable on the first business day of the first month or as soon as practicable thereafter and not later than the fifteenth day of such month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to MSA shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

7. CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and the Funds. In this connection, MSA acknowledges that the Trustees retain ultimate plenary authority over the Funds and may take any and all actions necessary and reasonable to protect the interests of shareholders.

8. REPORTS AND ACCESS.

(a) MSA agrees to supply such information relating to the provision of the Services to the Trust or its agents to permit such oversight by the Trust or its agents as the Board of Trustees shall deem necessary.

(b) The Trust agrees to provide MSA such information about the Trust and the Funds as is necessary and appropriate for MSA to perform the Services. Such information includes, but is not limited to, the Trust’s Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust. The Trust agrees to provide to MSA promptly any amendment to the foregoing and, if any such amendment would materially affect the Services, the Trust agrees to provide the amendment to MSA prior to its adoption by the Board of Trustees.

9. MSA LIABILITIES AND INDEMNIFICATION.

(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of MSA, MSA shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering the Services. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Funds or any shareholder of the Funds may have under any federal securities law or state law.

(b) MSA shall indemnify and hold harmless the Trust from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the MSA’s willful misfeasance, bad faith or gross negligence in connection with the performance of the MSA’s obligations under this Agreement, or from MSA’s reckless disregard of its obligations and duties under this Agreement; provided, however, that MSA’s obligation under this Section 9 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Trust, is caused by or is otherwise directly related to the Trust’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(c) The Trust shall indemnify and hold harmless MSA from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Trust’s willful misfeasance, bad faith or gross negligence in connection with the performance of MSA’s obligations under this Agreement, or from the Trust’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Trust’s obligation under this Section 9 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by MSA, is caused by or is otherwise directly related to MSA’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(d) Neither MSA nor the Trust shall be liable for special, consequential or incidental damages.

(e) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of MSA, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

10. NON-EXCLUSIVITY. The Trust’s employment of MSA is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. The services of MSA to the Trust and the Funds are not to be deemed exclusive, and MSA may provide administrative services for any other person; provided, however, that MSA expressly represents that it will undertake no activities which will adversely affect its performance of the Services.

11. TERM. This Agreement shall become effective with respect to a Fund at the time such Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of two years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Funds at least annually by the Board of Trustees.

12. TERMINATION; NO ASSIGNMENT.

(a) This Agreement may be terminated by the Trust on behalf of the Funds at any time without payment of any penalty or by the Board of Trustees upon sixty (60) days’ written notice to MSA, and by MSA upon sixty (60) days’ written notice to the Trust. In the event of a termination, MSA shall cooperate in the orderly transfer of the Funds’ affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Funds relating to the services provided hereunder maintained by MSA on behalf of the Funds.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act, unless the parties have consented in writing to such transfer or assignment prior to such transfer or assignment.

13. CONFIDENTIALITY; NONPUBLIC PERSONAL INFORMATION. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

Notwithstanding any provision herein to the contrary, MSA agrees on behalf of itself and its directors, trustees, managers, members, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Funds’ prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of the Services, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to MSA. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where MSA may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

14. NOTICES. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed to the physical address below or sent by email to the email address below:

To MSA at:

    Mason Street Advisors, LLC
    720 East Wisconsin Avenue
    Milwaukee, WI 53202
    Attention: Bonnie L. Tomczak, President
    Email Address: bonnietomczak@northwesternmutual.com

With a copy to:
    Counsel: Wade DeArmond
    Email Address: wadedearmond@northwesternmutual.com

To the Trust at:

            Trust for Professional Managers
On behalf of the Column Funds
            615 East Michigan Street, 3rd Floor
            Milwaukee, WI 53202
            Attn: Secretary of the Trust
            Email Address: jay.fitton@usbank.com

15. AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

16. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

17. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	MASON STREET ADVISORS, LLC

By: /s/ John Buckel	By: /s/ Bonnie Tomczak
Name: John P. Buckel	Name: Bonnie L. Tomczak
Title: President	Title: President

SCHEDULE A

Series of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Column Small Cap Fund	0.02%
Column Small Cap Select Fund	0.02%
Column Mid Cap Fund	0.02%
Column Mid Cap Select Fund	0.02%

SCHEDULE B

SERVICES

•Oversight of the Funds’ primary service providers, including periodic due diligence reviews of the Funds’ primary service providers;

•Coordinate and negotiate contracts and pricing relating to the Funds’ primary service providers;

•Review and comment on the Funds’ notices to the SEC required pursuant to Rule 24f-2 under the Investment Company Act and annual reports on Form N-CEN prepared by Fund services;

•Review and comment on the Funds’ registration statement on Form N-1A with the SEC, including updates thereto prepared by Fund services;

•Review and comment on responses to any SEC comments received regarding the Funds’ registration statement on Form N-1A prepared by Fund services;

•Review and comment on the Funds’ shareholder reports required pursuant to Section 30(d) under the Investment Company Act, prepared by Fund services as well as any filings containing such reports;

•Review and comment on any information statements prepared by Fund services; and

•Review and comment on proxy statements associated with shareholder meetings prepared by Fund services.